UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Histogen Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Additional Materials for Proxy Statement

Dated November 14, 2023

The following supplements our definitive proxy statement filed with the Securities and Exchange Commission on October 18, 2023 relating to the Special Meeting of Stockholders of Histogen Inc., to be held virtually, via live webcast at www.virtualshareholdermeeting.com/HSTO2023SM, on Tuesday, December 5, 2023, at 8:00 a.m., and any adjournments or postponements thereof.

On or around November 14, 2023, Histogen Inc. (“Histogen”) mailed the letter attached as Exhibit A and a duplicate proxy card to Histogen unvoted objecting beneficial stockholders who held 100 or more shares of Histogen common stock as of October 16, 2023, as well as the top 100 unvoted nonobjecting beneficial stockholders of Histogen common stock as of October 16, 2023.

/s/ Susan A. Knudson
Susan A. Knudson
President, Chief Executive Officer, Chief Financial Officer and Secretary

Exhibit A

* * * IMPORTANT REMINDER TO EXERCISE YOUR RIGHT TO VOTE TODAY * * *

* * * POTENTIAL ESTIMATED CASH DISTRIBUTION TO SHAREHOLDERS OF $0.30 TO $0.41 IF APPROVED * * *

Dear Histogen Inc. Stockholder,

By now, you should have received your proxy materials for the 2023 Special Meeting of Stockholders of Histogen Inc., which is scheduled to be held virtually, via live webcast, on Tuesday, December 5, 2023 at 8:00 a.m., Pacific Time. If you have already voted, we would like to thank you for your vote.

There are two proposals scheduled for a vote:

•
Proposal 1: To approve the liquidation and dissolution of the Company pursuant to the Plan of Liquidation and Dissolution (the “Plan of Dissolution”), which, if approved, will authorize the Company to liquidate and dissolve the Company (the “Dissolution”) in accordance with the Plan of Dissolution (the “Dissolution Proposal”).
•
Proposal 2: To approve the adjournment from time to time of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Plan of Dissolution (the “Adjournment Proposal”).

Pursuant to the Plan of Dissolution, we intend to liquidate all of Histogen Inc.’s remaining non-cash assets and, after satisfying or making reasonable provision for the satisfaction of claims, obligations and liabilities as required by applicable law, distribute any remaining cash to Histogen Inc. stockholders. We can only estimate the amount of cash that may be available for distribution to stockholders. We estimate that the aggregate amount of cash distributions to stockholders will be in the range of $0.30 and $0.41 per share of common stock, provided, however, that we may not have any available cash for distributions.

If our stockholders do not approve the Plan of Dissolution, the Board will continue to explore what, if any, alternatives are available for the future of the Company in light of its discontinued business activities; however, those alternatives are likely limited to seeking voluntary dissolution at a later time with potentially diminished assets, seeking bankruptcy protection (should our net assets decline to levels that would require such action).

The Histogen Board of Directors unanimously recommends that you vote (i) “FOR” the Dissolution Proposal; and (ii) “FOR” the Adjournment Proposal. Even if you plan on attending the virtual meeting, we urge you to vote your shares now, so they can be tabulated prior to the meeting.

Stockholders who have any questions or need assistance executing their vote, please contact Kingsdale Advisors, Histogen’s proxy solicitor.

Website: www.histogenvote.com E-mail: contactus@kingsdaleadvisors.com U.S. call 1 888 212 9553 Outside North America, Banks and Brokers Call Collect: 1-646-741-7961

Thank you for your investment in Histogen Inc. and for taking the time to vote your shares.

Sincerely,

Susan A. Knudson
President, Chief Executive Officer, Chief Financial Officer and Secretary